Exhibit 99.1
November 4, 2011
DTE Energy reports third quarter 2011 results; narrows 2011 earnings guidance
DETROIT — DTE Energy (NYSE:DTE) today reported third quarter 2011 earnings of $183 million, or $1.07 per diluted share, compared with $163 million, or $0.96 per diluted share, in the third quarter of 2010.
Operating earnings for the third quarter 2011 were $183 million, or $1.07 per diluted share, compared with third quarter 2010 operating earnings of $163 million, or $0.96 per diluted share. Operating earnings increased primarily due to improved results at Energy Trading and Corporate & Other, partially offset by lower earnings at Power & Industrial Projects, Detroit Edison and MichCon. Operating earnings exclude non-recurring items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.
“DTE Energy delivered good results in the third quarter, and we are on track to achieve our 2011 goals,” said Gerard M. Anderson, DTE Energy chairman, president and CEO. “Our aspiration is to be the best operated energy company in North America and our employees take great pride in finding opportunities to control costs, strengthen operating performance, and improve our customers’ experiences with DTE Energy.”
Reported earnings for the first nine months ended September 30, 2011 were $561 million or $3.30 per diluted share versus $478 million or $2.84 per diluted share in 2010. Year-to-date operating earnings were $482 million or $2.83 per diluted share, compared with $458 million or $2.72 per diluted share in 2010.
Outlook for 2011
DTE Energy narrowed its 2011 operating earnings guidance to $3.50 to $3.70 per diluted share from $3.40 to $3.70 per diluted share.
“With our solid operational and financial performance through the first nine months of the year, we are able to confidently narrow our operating earnings guidance range for 2011,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “Looking beyond 2011, we will continue to execute on our utility and non-utility growth strategies, and are committed to being a force for growth and prosperity in the communities we serve.”
Earlier this year, DTE Energy joined a number of prominent companies across the state to become part of the Pure Michigan Business Initiative, a public-private venture to help perpetuate the philosophy of “economic gardening” in Michigan. The company committed to increasing purchases of goods and services from Michigan-based companies by $750 million over the next five years. As an example of this commitment, Meador pointed to DTE Energy’s recent groundbreaking of the Gratiot County Wind Farm, which when operational will generate clean, renewable energy for more than 50,000 Michigan homes. This project, which is being constructed by a Livonia, Michigan-based company, will provide over 200 temporary and permanent jobs and yield long-term economic benefits to the community.
This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9:00 a.m. EDT Friday, November 4, to discuss third quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com. The telephone dial-in numbers are US/CAN Toll free: (877) 723-9509 or Int’l Toll: (719) 325-4750. The passcode is 6196954. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to November 18. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6196954.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
In this release, DTE Energy discusses 2011 operating earnings guidance. It is likely that certain items that impact the company’s 2011 reported results will be excluded from operating results. Reconciliations to the comparable 2011 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; changes in the economic and financial viability of suppliers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of unconventional gas resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and risks discussed in public filings with the SEC. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and Detroit Edison’s 2010 Forms 10-K and 2011 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons, (313) 235-8808
Len Singer, (313) 235-8809
Analysts — for further information:
Kurt Wasiluk, (313) 235-7726
Mark Rolling, (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions, Except per Share Amounts)	2011	2010	2011	2010
Operating Revenues	$2,265	$2,139	$6,724	$6,384

Operating Expenses
Fuel, purchased power and gas	866	763	2,708	2,366
Operation and maintenance	670	649	1,948	1,898
Depreciation, depletion and amortization	259	271	752	775
Taxes other than income	79	69	239	231
Asset (gains) and losses, reserves and impairments, net	(8)	1	—	—

	1,866	1,753	5,647	5,270

Operating Income	399	386	1,077	1,114

Other (Income) and Deductions
Interest expense	120	142	370	418
Interest income	(3)	(3)	(8)	(9)
Other income	(20)	(20)	(59)	(62)
Other expenses	16	9	31	32

	113	128	334	379

Income Before Income Taxes	286	258	743	735

Income Tax Expense	101	92	180	252

Net Income	185	166	563	483

Less: Net Income Attributable to Noncontrolling Interests	2	3	2	5

Net Income Attributable to DTE Energy Company	$183	$163	$561	$478

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.08	$0.97	$3.31	$2.85

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.07	$0.96	$3.30	$2.84

Weighted Average Common Shares Outstanding
Basic	169	169	169	168
Diluted	170	170	170	168

Dividends Declared per Common Share	$0.59	$0.56	$1.74	$1.62

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30
	2011			2010
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$157	$—	$157	$165	$—	$165

Gas Utility	(11)	—	(11)	(6)	—	(6)

Non-utility Operations
Gas Storage and Pipelines	13	—	13	12	—	12

Unconventional Gas Production	(2)	—	(2)	(4)	—	(4)

Power and Industrial Projects	12	—	12	26	—	26

Energy Trading	22	—	22	(12)	—	(12)

Total Non-utility operations	45	—	45	22	—	22

Corporate and Other	(8)	—	(8)	(18)	—	(18)

Net Income Attributable to DTE Energy Company	$183	$—	$183	$163	$—	$163

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30
	2011			2010
	Reported		Operating	Reported		Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$0.92	$—	$0.92	$0.97	$—	$0.97

Gas Utility	(0.06)	—	(0.06)	(0.04)	—	(0.04)

Non-utility Operations
Gas Storage and Pipelines	0.08	—	0.08	0.07	—	0.07

Unconventional Gas Production	(0.01)	—	(0.01)	(0.02)	—	(0.02)

Power and Industrial Projects	0.07	—	0.07	0.15	—	0.15

Energy Trading	0.13	—	0.13	(0.07)	—	(0.07)

Total Non-utility operations	0.27	—	0.27	0.13	—	0.13

Corporate and Other	(0.06)	—	(0.06)	(0.10)	—	(0.10)

Net Income Attributable to DTE Energy Company	$1.07	$—	$1.07	$0.96	$—	$0.96

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30
	2011				2010
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$345	$9	A	$354	$343	$—		$343

Gas Utility	69	—		69	92	(20	)C	72

Non-utility Operations
Gas Storage and Pipelines	42	—		42	36	—		36

Unconventional Gas Production	(5)	—		(5)	(9)	—		(9)

Power and Industrial Projects	27	—		27	66	—		66

Energy Trading	36	—		36	—	—		—

Total Non-utility operations	100	—		100	93	—		93

Corporate and Other	47	(88	)B	(41)	(50)	—		(50)

Net Income Attributable to DTE Energy Company	$561	$(79)		$482	$478	$(20)		$458

Adjustments key
A)	Fermi asset retirement obligation

B)	Income tax adjustment due to enactment of Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30
	2011				2010
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$2.03	$0.05	A	$2.08	$2.04	$—		$2.04

Gas Utility	0.41	—		0.41	0.55	(0.12	)C	0.43

Non-utility Operations
Gas Storage and Pipelines	0.25	—		0.25	0.21	—		0.21

Unconventional Gas Production	(0.03)	—		(0.03)	(0.05)	—		(0.05)

Power and Industrial Projects	0.16	—		0.16	0.39	—		0.39

Energy Trading	0.21	—		0.21	—	—		—

Total Non-utility operations	0.59	—		0.59	0.55	—		0.55

Corporate and Other	0.27	(0.52	)B	(0.25)	(0.30)	—		(0.30)

Net Income Attributable to DTE Energy Company	$3.30	$(0.47)		$2.83	$2.84	$(0.12)		$2.72

Adjustments key
A)	Fermi 1 asset retirement obligation

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.